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                                                                    EXHIBIT 99.1


                                                                  CORPORATE NEWS


             ACCESS BEYOND'S SHAREHOLDERS APPROVE MERGER WITH HAYES
                             MICROCOMPUTER PRODUCTS


GAITHERSBURG, MD, December 30, 1997 -- Access Beyond, Inc. (Nasdaq: ACCB) today announced that at its annual shareholder meeting, a total of 67% of outstanding holders of Access Beyond stock voted in favor of the planned merger agreement with Hayes Microcomputer Products, Inc. In addition, 67 % of Access Beyond shareholders also ratified the $35 million private placement of convertible preferred stock. Hayes' shareholders previously approved the merger on December 24, 1997.

The closing of the merger is expected on December 30, 1997. The combined new company will be renamed Hayes Corporation and will trade on Nasdaq under the symbol "HAYZ".

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                                       ###

Media contact:
Kerri Dimke
Hayes Microcomputer Products, Inc.
Public Relations Manager
Phone: 770/840-9200 ext. 6091
Facsimile: 770/840-6825
Internet Address: kdimke@hayes.com


Investors:
Donna N. Stein
APR/Dan Durkin
(212)850-5600

Press:
Stan Froelich
(212)850-5600

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              HAYES MICROCOMPUTER PRODUCTS AND ACCESS BEYOND MERGE
                            FORMING HAYES CORPORATION


ATLANTA, GA, December 31, 1997 -- Hayes Corporation (Nasdaq: HAYZ) announced that effective today it would begin trading on Nasdaq under its new symbol "HAYZ". Hayes Corporation is the result of the merger between Hayes Microcomputer Products, Inc., the company that invented personal computer communications via the modem, and Access Beyond (formerly Nasdaq: ACCB), a maker of remote access products. The enlarged new company will enable the virtual workplace by carrying the strong Hayes brand into high tech-growth markets such as lower-cost remote access communications servers, cable modems and ADSL. Based on Access Beyond's closing price yesterday, the combined company's market capitalization is approximately $250 million.

Dennis Hayes, 47, founder and Chairman of Hayes, has been named Chairman of Hayes Corporation, with Ron Howard, 42, Chairman and Chief Executive Officer of Access Beyond, being appointed Vice-Chairman and Chief Executive Officer of Hayes Corporation. P.K. Chan, 57, President and Chief Operating Officer of Hayes Microcomputer Products, has been named to the same posts for the new company.

Mr. Hayes commented, "I can't think of a better way to commemorate our 20th anniversary than with the completion of our merger with Access Beyond and our entry into the public markets. While core competitors have weakened considerably in the last year, Hayes Corporation begins life as the number two world wide supplier of analog modems, in a market that the December 1997 issue of Data Communications Magazine projects to grow world-wide 23% next year. We are also very well positioned to become a strong provider of next generation cable modems and ADSL products that will make the internet fly for an enormous market of bandwidth hungry users. And our new remote access products, which received top honors in Network Computing's December 15th 1997 issue, will provide us with superb technology to reach the rapidly-growing broad business market."

Mr. Howard said, "I am excited about the extraordinary opportunities available to Hayes Corporation. Armed with superb brand names, global


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retail and corporate distribution channels and least cost manufacturing capabilities, Hayes represents an engine capable of commercializing a broad range of communications products to mass markets. Combining aggressive market development with strong financial controls will be management's strategy to achieve increased shareholder value."

Also announced today, Hayes Corporation closed on the $35 million portion of a two-phased private placement totaling $45 million of Hayes Corporation convertible preferred stock. The first $10 million portion closed on November 12, 1997, while the funding of the second phase was contingent upon the closing of Access Beyond's merger with Hayes Microcomputer Products.

Jim Jones, Chief Financial Officer of Hayes Corporation, commented, "The additional capital greatly strengthens the financial resources of Hayes and will significantly decrease interest expenses. Having additional financial resources will also enable us to more effectively plan inventory needs to maximize order shipments."

Based in Norcross, Georgia, Hayes markets its ULTRA*, ACCURA*, OPTIMA*, Practical Peripherals*, Cardinal(tm) and CENTURY* brands of cable, digital and analog modems, remote access servers and terminal adapters along with Smartcom* communications software worldwide. Hayes introduced the PC modem in 1981 and celebrates its 20-year anniversary in 1998. Today, with distributors in more than 45 countries, it is one of the largest manufacturers of modems in the world. For more information about Hayes and the company's award-winning product lines, visit the Hayes Web site at http://www.hayes.com.

                                       ###

Hayes, the Hayes logo, ULTRA, ACCURA, OPTIMA, Practical Peripherals, Smartcom and CENTURY are trademarks or registered trademarks of Hayes Microcomputer Products, Inc. Cardinal is a trademark of Cardinal Technologies, Inc. Other trademarks are trademarks of their respective companies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.


Media contact:
Kerri Dimke
Hayes Microcomputer Products, Inc.
Public Relations Manager
Phone: 770/840-9200 ext. 6091
Facsimile: 770/840-6825
Internet Address: kdimke@hayes.com


Investors:
Donna N. Stein
APR/Dan Durkin
(212)850-5600

Press:
Stan Froelich
(212)850-5600